EXHIBIT 5

OPINION OF SUSAN E. PENDERY

[Manugistics logo]
Manugistics
9715 Key West Avenue
Rockville, MD 20850-3915
tel. (301) 255 5000
fax (301) 5370
www.manugistics.com

August 5, 2004

Board of Directors
Manugistics Group, Inc.
9715 Key West Avenue
Rockville, Maryland 20850

Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Manugistics Group, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,000,000 shares (the “Shares”) of the Company’s common stock, $0.002 par value per share, that may become issuable by the Company pursuant to the terms of the Manugistics Group, Inc. Employee Stock Purchase Plan (the “ESPP”). The number of Shares which may be purchased under the ESPP is subject to adjustment from time to time as set forth in the ESPP.

In connection with this opinion, I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date, the ESPP and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

My opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the ESPP, the Shares will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Susan E. Pendery

Susan E. Pendery
Deputy General Counsel